Exhibit 12

                                     COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

                                               COMPUTATION OF RATIOS

                                                                                 Six Months Ended
                                                        Year Ended December 31,        June 30,
                                                        -----------------------        --------
                                                  1996       1997       1998        1998       1999
                                                  ----       ----       ----        ----       ----
                                                               (in thousands, except ratios)
   Ratio of EBITDA to Interest Expense:
     Interest expense:
    Interest expense .......................   $ 10,086   $  5,934   $ 16,977    $  8,446    $ 10,980
    Capitalized interest expense ...........       --          133      2,272       1,124        --
    Rental expense deemed interest .........       --         --         --          --
                                               --------   --------   --------    --------    --------
          Total interest expense ...........   $ 10,086   $  6,067   $ 19,249    $  9,570    $ 10,980
                                               --------   --------   --------    --------    --------
  EBITDA:
    Income (loss) from continuing operations
       before income taxes .................   $ 26,087   $ 33,778   $(26,412)   $ (1,130)   $ (6,808)
    Interest expense .......................     10,086      5,934     16,977       8,446      10,980
    Depreciation, depletion and amortization     18,269     26,235     51,005      25,798      24,763
    Exploration ............................        436      2,810      8,301       3,877         664
    Impairment of oil and gas properties ...       --       17,000       --          --
                                               --------   --------   --------    --------    --------
          EBITDA (1) .......................   $ 54,878   $ 68,757   $ 66,871    $ 36,991    $ 29,599
                                               --------   --------   --------    --------    --------
Ratio of EBITDA to interest expense(2) .....       5.4x      11.3x       3.5x        3.9x        2.7x

Ratio of Earnings to Fixed Charges:
  Fixed charges:
    Interest expense .......................   $ 10,086   $  5,934   $ 16,977    $  8,446    $ 10,980
    Capitalized interest expense ...........       --          133      2,272       1,124        --
    Preferred stock dividends ..............      2,021        410       --          --           473
    Rental expense deemed interest .........       --         --         --          --          --
                                               --------   --------   --------    --------    --------
          Total fixed charges ..............   $ 12,107   $  6,477   $ 19,249    $  9,570    $ 11,453
                                               --------   --------   --------    --------    --------
  Earnings, as defined:
    Income (loss) from continuing operations
       before income taxes .................   $ 26,087   $ 33,778   $(26,412)   $ (1,130)   $ (6,808)
    Interest expense .......................     10,086      5,934     16,977       8,446      10,980
    Rental expense deemed interest .........       --         --         --          --          --
                                               --------   --------   --------    --------    --------
          Earnings, as defined (3) .........   $ 36,173   $ 39,712   $ (9,435)   $  7,316    $  4,172
                                               --------   --------   --------    --------    --------
Ratio of earnings to fixed charges (4)  ....       3.0x       6.2x       --          --          --

----------
(1) EBITDA means income (loss) from continuing operations before income taxes, plus interest, depreciation, depletion and amortization, exploration expense and impairment of oil and gas properties. EBITDA is a financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(2) For purposes of calculating the ratio of EBITDA to interest expense, interest expense includes interest expense, capitalized interest expense and that portion of non-capitalized rental expense deemed to be the equivalent of interest.
(3) Earnings represents income before income taxes from continuing operations before fixed charges.
(4) For the purpose of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest expense, preferred stock dividends and that portion of non- capitalized rental expense deemed to be the equivalent of interest. Earnings were insufficient to cover fixed charges by $28.7 million, $2.3 million and $7.3 million for the year ended December 31, 1998 and the six months ended June 30, 1998 and June 30, 1999, respectively.

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